EXHIBIT 10.1 TO FORM 8-K

March 31, 2011

Via Electronic Mail and Federal Express

Ambassadors International, Inc.
2101 4th Avenue, Suite 210
Seattle, WA 98121
(206) 292-9606

Attention:	Hans Birkholz
President and Chief Executive Officer

Dear Mr. Birkholz:

As you know, Whippoorwill Associates Inc. (“Whippoorwill”), through certain of its discretionary funds and accounts, is currently the sole lender under that certain Credit and Guaranty Agreement, dated as of March 23, 2010, among Ambassadors International Inc. (“Ambassadors”), Degrees Limited, Wind Star Limited and Wind Spirit Limited as borrowers, certain subsidiaries of Ambassadors as guarantors, and Law Debenture Trust Company of New York as Administrative Agent (the “Prepetition Working Capital Agreement”).

In response to your request for a commitment to provide debtor in possession financing, Whippoorwill is pleased to present you with this letter agreement (“Letter Agreement”) constituting our commitment to provide, through certain of our discretionary funds and accounts that are lenders under the Prepetition Working Capital Agreement  (the “Lenders”), debtor in possessions financing  in accordance with the terms and conditions set forth herein and in the attached form Amended and Restated Credit and Guaranty Agreement (Post-Petition) (as amended, supplemented or otherwise modified from time to time, the “DIP Agreement”).1

1.           Financing Overview.  Pursuant to and subject to the terms and conditions contained in this Letter Agreement and the DIP Agreement, Lenders and Ambassadors and the other Borrowers agree to terminate, undrawn, the Revolving Commitments and the Existing Revolving Credit Facility and Lenders will agree to provide up to $10,000,000 in new multiple draw, non-amortizing term loans (“New Money Term Loans”).  The parties to the DIP Agreement must expressly agree that, subject to the terms and conditions of the DIP Agreement:

(i)
The DIP Agreement will not constitute a novation, refinancing or replacement of the obligations and liabilities existing under the Prepetition Working Capital Agreement or evidence of payment or termination of all or any of such obligations and liabilities of the Credit Parties or, except for the termination of the Revolving Commitments and the Existing Revolving Credit Facility as requested by the Credit Parties, or the Existing Lenders, it being agreed that all such obligations and liabilities incurred by the Borrowers under the Prepetition Working Capital Agreement shall continue in full force and effect and shall continue to be evidenced by the DIP Agreement;

(ii)	The DIP Agreement will amend and restate in its entirety the Prepetition Working Capital Agreement;

(iii)
The Prepetition Working Capital Agreement, as amended and restated by the DIP Agreement, and each other Credit Document shall continue in full force and effect, including as to the continued existence of the “Obligations” under and as defined thereunder, all guarantees made and Liens granted pursuant to the Credit Documents, the representations and warranties made, covenants agreed to, and the actions or omissions performed or required to be performed under each Credit Document, in each case, on or prior to the Closing Date;

(iv)
All Existing Term Loans outstanding on the Closing Date shall constitute Obligations and the Administrative Agent and each Lender shall forbear from exercising any remedies under the Prepetition Working Capital Agreement; provided that such forbearance shall terminate upon the earlier of (a) the date of any Event of Default under the DIP Agreement, (b) the date that is two (2) Business Days after the Petition Date if the Bankruptcy Court fails to enter an interim financing order approving the DIP Agreement, (c) the date that is twenty-five (25) days after the Petition Date, if the Bankruptcy Court fails to enter a final financing order approving the DIP Agreement and (d) the date that any Debtor enters into any debtor-in-possession financing or other financing agreement with any lender other than Whippoorwill or any of its discretionary funds or accounts (or any other financial institution acceptable to the Requisite Lenders in their sole discretion);

(v)
The aggregate New Money Term Loans that can be made prior to the Final Order Entry Date will be $5,000,000 and the aggregate New Money Term Loans that can be made from the Final Order Entry Date to the Maturity Date  will be the excess of $10,000,000 over the aggregate principal amount of all New Money Term Loans made prior to the Final Order Entry Date; and

(vi)
The proceeds of the Term Loans shall be applied by Borrowers, strictly in accordance with the Budget subject to the Variance (as defined in the DIP Agreement), to (a) pay interest, fees and expenses associated with the DIP Agreement, (b) provide for the ongoing working capital and capital expenditure needs of Borrowers and Guarantors during the pendency of the Bankruptcy Cases, including adequate protection payments to the Senior Secured Notes Trustee, (c) pay prepetition obligations of the Debtors as consented to by the Lenders and (d) provide for other general corporate purposes of Borrowers and Guarantors (including professional costs incurred and paid in accordance with the Budget).

2.           Conditions Precedent.  Subject to the terms and conditions precedent set forth in this Letter Agreement and the DIP Agreement (including but not limited to Section 3 of the DIP Agreement), the Lenders shall enter into the DIP Agreement and make Credit Extensions thereunder.

3.           Commitment to Consummate the Transaction / Termination.  Upon receipt of a fully executed counterpart to this Letter Agreement, the parties agree to consummate the transactions described herein, subject to the terms and conditions set forth herein and in the DIP Agreement (including but not limited to Section 3 of the DIP Agreement).  Regardless of whether Lenders have executed the DIP Agreement, Whippoorwill shall be entitled to terminate this Letter Agreement upon the occurrence of any event set forth in Section 8 of the DIP Agreement that would give the Lenders the authority to call an Event of Default under the DIP Agreement as if the DIP Agreement had been executed as of the date hereof.  In addition, Whippoorwill shall be entitled to terminate this Letter Agreement in the event that any Credit Party has breached any representation, warranty, covenant or agreement set forth in the DIP Agreement, to be determined as if the DIP Agreement had been executed as of the date hereof.

4.           Effect of Termination.  If this Letter Agreement is validly terminated in accordance with its terms, other than with respect to paragraph 10 below, each of the parties shall be relieved of its duties and obligations arising under this Letter Agreement, such termination shall be without liability to Whippoorwill or Ambassadors or any of its affiliates.

5.           No Modification; Entire Agreement.  This Letter Agreement may not be amended or otherwise modified except in a writing signed by each of the parties hereto.  This Letter Agreement and the attachments hereto constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Whippoorwill on the one hand, and Ambassadors or any of its affiliates, on the other, with respect to the transactions contemplated hereby.

6.           Governing Law.  This Letter Agreement shall be deemed to be made in accordance with and in all respects shall be interpreted, construed and governed by the internal Laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws in the State of New York.

7.           Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Letter Agreement is likely to involve complicated and difficult issues, and, therefore, each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Letter Agreement, or any of the transactions contemplated by this Letter Agreement.

8.           Counterparts.  This Letter Agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  Delivery of an executed counterpart of a signature page of this Letter Agreement by facsimile or other electronic transmission (in pdf or similar format) will be as effective as delivery of a manually executed counterpart hereof.

9.           Third Party Beneficiaries.  The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, and this Letter Agreement is not intended to, and does not, confer upon any person other than the parties hereto, any rights or remedies to enforce, or any other benefit of, or any right to rely upon, the DIP Agreement or any provision of this Letter Agreement.

10.           Indemnification.  Ambassadors agrees to indemnify and hold harmless Whippoorwill and its affiliates, and each of their respective directors, officers, partners, members, employees, agents, counsel, financial advisors, accountants, tax advisors, reserve engineers and assignees (including affiliates of such assignees), in their capacities as such (each, an "Indemnified Party"), for and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject from third party claims, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Letter Agreement or the DIP Agreement, and Ambassadors agrees to reimburse (on an as-incurred monthly basis) each Indemnified Party for any reasonable and documented legal or other reasonable and documented expenses incurred in connection with investigating, defending or participating in, or defending against or mitigating, any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise) provided, however, that Ambassadors shall not indemnify any Indemnified Party from any Losses arising out of such Indemnified Party’s gross negligence or willful misconduct.  In the event of any litigation or dispute involving this Letter Agreement, neither Whippoorwill nor any other Indemnified Party shall be responsible or liable for any special, indirect, consequential, incidental or punitive damages.  The Indemnification Obligations shall remain effective whether or not any of the transactions contemplated in this Letter Agreement are consummated and notwithstanding any termination of the DIP Agreement or this Letter Agreement, and the parties hereto acknowledge and agree that all such Indemnification Obligations shall be secured obligations under the Prepetition Working Capital Agreement and, subject to approval of the Bankruptcy Court, the DIP Agreement.

11.           No Recourse.  Notwithstanding anything that may be expressed or implied in this Letter Agreement, or any document or instrument delivered in connection herewith, by its execution of this Letter Agreement, each party hereto covenants, agrees and acknowledges that no liability arising from the other party’s breach of this Letter Agreement shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, or counsel of such party or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, counsel agent or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

12.           Assignment.  This Letter Agreement may not be assigned by Whippoorwill to any person or entity other than the Lenders without the prior and express written consent of Ambassadors, which consent may be withheld in Ambassadors’ sole discretion.  Any attempted assignment without such consent shall be void.

_______________________
1	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the DIP Agreement.

[Signature Page Follows]

Sincerely,

Whippoorwill Associates, Inc., as agent for certain of its discretionary funds and accounts

/s/ Steven K. Gendal
By:
Name: Steven K. Gendal
Title: Principal

Acknowledged and Agreed:

AMBASSADORS INTERNATIONAL, INC,

By:	/s/ Hans Birkholz
Name: Hans Birkholz
Title: President and Chief Executive Officer